Conference Call Transcript
GulfMark Offshore 2nd Quarter Earnings Call
Event Date/Time: July 29, 2008, 9:00 AM ET

CORPORATE PARTICIPANTS

 David Butters
 GulfMark Offshore - Chairman

 Ed Guthrie
 GulfMark Offshore - EVP and CFO

 Bruce Streeter
 GulfMark Offshore - CEO and President

CONFERENCE CALL PARTICIPANTS

 Sonny Randhawa
 Bank of America Securities - Analyst

 Pierre Conner
 Capital One Southcoast, Inc. - Analyst.

 David Smith
 J.P. Morgan - Analyst

 Victor Marchon
 RBC Capital Markets - Analyst

 Judson Bailey
 Jefferies & Company - Analyst

 Stewart Glickman
 Standard and Poor's - Analyst

PRESENTATION

Operator

Good morning. My name is Stephanie, and I will be the conference operator today. At this time, I would like to welcome everyone to the Gulfmark Offshore Second Quarter Results Conference Call. All lines are placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session. (Operator Instructions) At this time, I would like to turn the call over to Mr. Bruce Streeter. Sir, you may begin the call.

Bruce Streeter - GulfMark Offshore - CEO and President

Good morning, everyone, and thank you for attending GulfMark Second Quarter Results Conference Call. As in our normal fashion, we will start with Ed Guthrie, who will go through the financial parts of the corporate response, and then I will come in with some remarks about the future of the Company. Obviously, today is a very exciting, interesting day for us. We've finished a good quarter. We've acquired Rigdon Offshore, and we are moving ahead in a very strong marketplace. And with that, I'll turn it over to Ed.

Ed Guthrie - GulfMark Offshore - EVP and CFO

Thank you, Bruce. First of all, I'll provide the normal forward-looking statement that this conference call will include comments, which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties, and other factors. These risks are more fully disclosed in our filings with the SEC, therefore, the forward-looking statements on this conference call should not be regarded as representations that projected outcomes can or will be achieved.

As we indicated in our press release that was released this morning before the market opened, we reported record results for both the second quarter and the first half -- the best results in the Company's history. Our quarter was characterized by strength in the Southeast Asia and Americas region, while drydocks and repositionings in the North Sea and Southeast Asia did have a somewhat dampening effect on the overall revenue side.

We had indicated -- Bruce had indicated in an earlier call that the revenues could be off as much as $3 million to $3.5 million from where the analysts had predicted the quarter. In fact, this was the case, as drydock days increased over our estimate in the modifications of one vessel for Brazil and two DP2 conversions adversely affected our total revenues. Most importantly, we closed on the Rigdon transaction on the 1st of July.

What I'd like to do now is follow the usual format, where we compare back to the previous quarter, as we always do, to give the listeners the perspective on the sequential changes, which we believe is the most meaningful to understand where the business is going and what the current trends are.

Our revenue for the quarter was $81.9 million, down slightly, $1.5 million. As noted in our press release, Southeast Asia added $4 million on higher day rates despite lower utilization. There are three major reasons for that. There was a $2.1 million increase in revenue from the new boats that delivered, the Apache and the Kiowa, had a full quarter of revenue, and there was $3 million that was an increase from a vessel that was transferred from the North Sea region into the Southeast Asia region.

Low utilization due to positioning of one vessel for a longer-term contract and DP conversion on another, combined for a loss -- combined loss of 73 days during the quarter, the result of which is even though we had those two later factors, we still added some $4 million from that region.

The Americas region was also up $1.7 million in revenue due to $2.5 million from a vessel that was transferred into the region from North Sea, the Highland Piper that went to work for Petrobras. In addition to that, there were 84 drydock days in the Americas region on two vessels, which accounted for a loss of some point -- almost $1 million.

In the North Sea, a lot has been made about lower day rates in the North Sea. Actually, if you look through the detail of the numbers, in our case that really wasn't as much of a factor. Although revenue was down sequentially some $7 million, a transfer of the vessel that I just mentioned before, the one that went from the North Sea to Brazil, actually decreased revenue quarter-over-quarter by $1.8 million.

The utilization on two of our large anchor handlers, one which was converted to DP2 conversion and the other one, which was positioned to await the start of the West Africa term contract accounted for almost $5 million in the lost revenue for that particular quarter.

The mix effect from utilization increases on our other vessels -- as you note, the utilization was actually higher in the North Sea than in the previous quarter -- and day rate decreases nearly offset one another, so it was really those two factors that contributed to the reduction in the North Sea revenue and not necessarily spot day rates. Bruce will talk more about the sector day rates in a little bit.

Our operating costs were up some $2.3 million, and that was due primarily to a full-quarter effect of new vessels that actually were in operation and accrual for the retroactive wage settlement, once that's arrived at in Brazil, and $0.5 million in bareboat fees for the vessel that was sold, which we, in turn, chartered back and will earn a management fee on until the completion of its initial contract.

Our operating costs, inclusive of the new acquisition, should be between $40 million and $42 million in Q3 plus around $1.5 million for the bareboat fees. That should be in effect for Q3. We would expect that the bareboat fees may or may not go away in Q4, depending up on how long the vessel remains on its existing contract.

Our drydock expense in the quarter -- you'll note that in our press release we talked about an increase in the number of days. We are at 156 days versus 95 in the previous quarter, and we've completed 12 of the 18 drydocks on our GulfMark vessels.

In the quarter, we also recouped $1 million of drydock expense, which was accomplished in the first quarter on the vessel that was sold. That reduced this quarter's drydock expense. The sales price of the vessel was actually increased by the amount of the drydock cost and thereby we recouped that and reduced our drydock expense.

We would, therefore, have been right about where we had predicted if we didn't have the $1 million credit in the quarter -- someplace between $3.5 million and $4 million.

Our outlook for the balance of the year is for six more drydocks on the GulfMark boats -- one in Q3 and five in Q4 and, roughly, three on the newly acquired fleet in Q3. Recognize that some can move around, but we expect total days to be between 50 to 60 in Q3 and expenditures to run $1.5 million to $2 million. Q4 should be around 80 to 90 days and run around $4 million. Our total costs for the year, as we've indicated in the previous call, around $12.5 million, and we still expect that to be the total cost for the year.

Our G&A during the quarter increased a little bit over the previous quarter approximately $600,000, which was due primarily to UK office move costs and the setup of our Louisiana office ahead of the acquisition. We expect a run rate of G&A to be between $10 million and $10.5 million on an ongoing basis, quarter-to-quarter. As a percent of revenue, it's still very much in line between 9% to 10% on a go-forward basis. We expect no redundancy costs associated with the acquisition.

Our depreciation expense for the quarter was $9.5 million, approximately $800,000 above what the previous quarter was, and that was due essentially to the addition of the new vessels and the mobilization amortization on the vessel that was sent through Brazil.

We have not completed our purchase price allocation on the acquisition yet, but we still expect the majority after working capital of approximately $26 million to be allocated to the vessels. If we make that assumption, then DD&A increases to between $13 million to $14 million in Q3 and goes up to approximately $1 million -- it goes up by approximately $1 million in Q4 to between $14 million and $15 million.

Our operating income of $46.8 million was still the highest in the Company's history. It included vessel sales of $16.4 million in the quarter, but if you look over every quarter that we've had for the past two years, we've sold vessels in virtually every quarter.

Our interest expense for the quarter was $0.9 million, down slightly, and that was from the previous quarter that was due to the amount that was capitalized in the quarter. Our Q3 run rate should be between $6 million and $6.5 million, and that goes up somewhat, obviously, from the previous quarter, but that is associated with the debt that we used to acquire Rigdon as well as the acquired debt that came with the acquisition. The total debt associated with the acquisition both incurred on our revolver and acquired is about $376 million.

We expect that that will continue forward, although we will pay that. We pay that debt on a quarterly basis, going forward, with available cash flow from operations.

Our taxes in the quarter were a benefit of $0.4 million. This was due, primarily, to the refinement of our Norwegian tonnage tax adjustment that was taken in the fourth quarter. What happened was is that the Norwegian government clarified the calculation of that tonnage tax -- retroactive calculation -- and therefore with that refinement we reduced our tax provision by $1 million for that settlement. So, otherwise, our rate would have been about $600,000 in the quarter, or about 2% of net income -- income before tax.

We anticipate our tax rate, going forward, to be roughly between 6% to 8% for the balance of 2008 which, again, will be dependent, as it always is, on the income that's derived from lower versus higher tax rate jurisdictions.

Our forward contract cover that we put out for the first time included the newly acquired vessels for the second half of 2008 and all of 2009. For 2008, the 90% number that we have as an overall contract cover is the highest that we've ever had as of the 1st of July. With those numbers, our contract EBITDA is some $64 million from the North Sea, approximately $30 million for Southeast Asia, and around $51 million for the Americas for a total of about $143 million as remaining for the balance of this year.

Our contract EBITDA for 2009 on a little over 52% contract cover is approximately $180 million at this point.

Our balance sheet remains very strong. Our debt balance before the acquisition remained at $160 million, and as I indicated before, we either -- between the combination of the borrowings from our revolver as well as the acquired debt, we've added debt during the quarter. Our continue strong cash flow will allow us to take advantage of opportunities as and when they will occur in the future.

With respect to our capital expenditures, the expenditures in the quarter were some $15.1 million. The majority of that was related to progress payments on our new construction. The balance of 2008, we have approximately $28 million due in Q3 and $23.4 million in Q4, all that's related to the newbuild program.

In 2009, we have $82.2 million in progress payments plus approximately $5 million that we've allocated for general capital expenditures, and $73.1 million in 2010, again, with about the same amount allocated for general CapEx. So the rest of that, $82.2 million or $82 million and $73 million, are due to the progress payments on the newbuild constructions. We expect that there will be five more vessels that will deliver in 2008, four in 2009, and five in 2010. And, at this point in time, that will complete the newbuild delivery program for both GulfMark and the Rigdon fleet.

With that, I will turn the call over to Bruce.

Bruce Streeter - GulfMark Offshore - CEO and President

Thanks, Ed. This has been a very active and productive period for GulfMark. The release this morning provided extensive detail of what is a company-defining period. Our actions have been all about the future, and today I would like to talk about the future.

To begin, we will take a quick look at how we are positioned today. We indicated before that a major gain from the Rigdon acquisition was the employee base. The acquisition happened less than a month ago and yet the similarity of cultures of the two companies there is a lot of rapid movement towards integration and a commonality of purpose that has us ahead of plan.

The Gulf of Mexico is strengthening, and the vessel grouping is well positioned to take advantage of the market development. Already we have seen a number of contract changes in discussions related to the renewal of long-term contracts.

It is clearly a vibrant market. In the near future, we take delivery of the last of the 4000 series PSVs and then two vessels from the fast supply crewboat program will be added late in August and in September. I am happy to report that we have letters of intent on contracts already on the two small boat deliveries, and there are a number of opportunities for the 4000, but the best option may be to keep that vessel in the spot market for the near term.

Marketing success is not restricted to the U.S. Gulf, as the Trinidad presence will continue to grow as well. One vessel has now arrived in Trinidad and started its contract, and another is en route with further vessels going to Trinidad in the fall. So we were left with the envious position of which of a number of opportunities are the best strategic fit.

Before I leave the Gulf of Mexico, I'd like to follow-up on Ed's comments on drydock. Of the newly acquired vessels, three were drydocked during July. One was a warranty-related short drydock, and the other two complete the drydock schedule for the former Rigdon vessel grouping for 2008. Thus our overall list of drydocks jumps from 18 to 20, but all of the expense and utilization losses during July, barring unforeseen events, we should have full availability of the newly purchased vessels for the rest of the year.

Continuing the concept of July impact on operations, we should point out that the Sea Kiowa completed modifications in Singapore and its route to Brazil for the Petrobras contract and will be off hire until it starts that contract around the 1st of September. Sea Choctaw delivered in Singapore and started its first contract late in July, so it will have very limited revenue in July, but then full months, going forward.

The large North Sea anchor handler, Highland Valour, was out of service for maintenance repair for the first 20 days of July, and both the Valour and Highland Courage switched from the spot market to term work in the next few days.

Thus, as in June, there was some negative impact overall utilization, but we are now positioned well for the rest of the year.

We have a good stream of positive contract rollovers, lower exposure to spot markets but have maintained some exposure and higher visibility of revenue for the rest of the year.

All of our markets have been positive and have provided high levels of contract opportunities. In fact, we have, with increasing frequency, had to make decisions as to location and type or length of the contract we were interested in. One major advantage of the acquired vessels is that the group with the larger vessels provide initial contract coverage but upside to the markets as the contracts roll over. The second group is largely on shorter contracts, and we are able to select both the contract length as well as rate, and as they come up for renewal, we can look at a variety of charters. Thus, we can develop a contract mix structure over the next year and a strong market with escalating rates moving toward the level of contribution that I suggested on the last call.

Only 29 days into the acquisition, I must say I've been very pleased with what I have seen. Elsewhere, our contract mix shifts as indicated previously. In the North Sea, our spot market exposure reduces -- not that we were moving away from having spot market in our mix but part of the long-term strategy that always allows us to take advantage of strategic contract opportunity that builds earnings, and we will continue to take advantage of those when they show up.

We have two of the special purpose vessels in that region that have come off of long-term contracts, and we are moving these vessels initially into shorter-term contracts. One of those we have decided to drydock now and give us the opportunity to evaluate returning it to supply service and/or to allow it to accept contracts into next year without the impact of the drydock in the middle of contract.

In Asia, we have a long-term opportunity for one of the remaining older boats and had planned to drydock in August for that vessel but have accepted a request from the current charter to accept the contract extension, at least until the end of August and to consider options thereafter.

Asian demand remains quite strong, and we have worked to what we feel is improving contract strength through a longer forward contract cover but, at the same time, obtaining higher rates. We were quite pleased with the commitment on the Sea Choctaw when it delivered. There were a number of options under consideration for that boat over the last month, but we feel justified that the right strategy in the market was to take the contract that we did.

The Kiowa is now underway for Brazil, and this will give us the sixth vessel in Brazil. We note that Petrobras has a large number of vendors out and will continue to be actively seeking vessels. However, the international operators for the oil companies and construction contractors have become more active in Brazil, and that area is clearly drawing vessels from other regions, which is likely a sign of the future.

Our Americas operations now has an additional focus area -- Trinidad. The two-vessel operation is growing to four and potentially will be five by the end of the year. Gulf of Mexico demand improves in Mexico and on the U.S. side, and this increase is well ahead of the addition of people that are drilling units that are expected to improve demand on rates next year and beyond.

As we look at our markets, operating regions, in general, and the future shift in demand, we are continuously focused on the improvement in deep water support requirements and bottom-based activity and our vessel mix, we expect, will fit well into that.

This is an exciting period and will provide a lot of challenges and a lot of reward opportunities for those with the right equipment available in the market. We feel that GulfMark is well positioned and should do extremely well in the market ahead.

And, with that, I'll open it up for questions.

QUESTION AND ANSWER

Operator

Thank you, sir. (Operator Instructions) Sonny Randhawa, Bank of America Securities.

Sonny Randhawa - Bank of America Securities - Analyst

I had a quick question on -- and I might have heard this wrong, but when Ed went over the contracted revenue and EBITDA for 2009, what was that exactly again?

Ed Guthrie - GulfMark Offshore - EVP and CFO

What we had indicated was that the -- for 2009?

Sonny Randhawa - Bank of America Securities - Analyst

Yes.

Ed Guthrie - GulfMark Offshore - EVP and CFO

We've got -- on 52.6% contract cover, we've got approximately $179 million in contracted EBITDA.

Sonny Randhawa - Bank of America Securities - Analyst

Okay. What was the addition from the Rigdon fleet there?

Ed Guthrie - GulfMark Offshore - EVP and CFO

Well, I really -- we haven't isolated that specifically for the addition of the Rigdon fleet.

Sonny Randhawa - Bank of America Securities - Analyst

Okay, so just based on, I guess, what you guys were saying before, like, roughly about $45 million to $50 million there?

Ed Guthrie - GulfMark Offshore - EVP and CFO

On an annualized -- well, I think you'd have to look at the actual amount of contract cover from the Rigdon fleet itself. So I can't really tell you that's in the range.

Bruce Streeter - GulfMark Offshore - CEO and President

Remember, Sonny, that's $180 million on half of the vessels in the fleet, and it's dependent on the timing of the rollover of the contracts. A large number of the larger Rigdon vessels roll over in the first half of the year, so more of those will be positioned in the growth, if you will, in that 48.4%, whatever it is, the uncontracted portion.

Sonny Randhawa - Bank of America Securities - Analyst

Okay, yes, that's exactly what I was getting to on that. On the first 10, those are rates from three or four years ago, right?

Bruce Streeter - GulfMark Offshore - CEO and President

Well, not necessarily three or four years ago, but the majority of those vessels, I think, the average contract length when we did the call last time, was still above a year and a half, and so you start to roll those vessels over, and they'll roll over from now until sometime in the later stages of next year. But most of them have been on contracts of approximately two years in length.

Sonny Randhawa - Bank of America Securities - Analyst

Okay. I thought they had two years of remaining contract cover from when the acquisition was closed.

Bruce Streeter - GulfMark Offshore - CEO and President

No. I think what we did at the time was we identified what we saw in the due diligence, which was the actual contract, average contract, that the vessels were on.

Sonny Randhawa - Bank of America Securities - Analyst

Okay. I guess now stepping over to the debt side, just based on -- I'm looking at the order book, and it seems like the order book on the OSV front really hasn't changed too much since the beginning of the year, but the order book on the deep water side, you definitely have seen a surge there. So what sort of debt-to-cap ratio would you be comfortable with before you actually start pursuing additional newbuilds or one-off type acquisitions just based on the surge we're probably going to anticipate in newbuild orders coming?

Bruce Streeter - GulfMark Offshore - CEO and President

Well, I'm not sure why the forward look has tapered down. We kind of expected that there would be some impact on the credit side and particularly the speculative involvement would become less, and that there would be opportunities that would develop.

But basically I think if I were to have all of the guys representing our different operating areas in here right now, they'd all be chafing at the bit. They all have contract opportunities that they'd like to pursue, they would all like to have their hands on more vessels at the moment. We have capacity, we can certainly, especially as we develop contracts can support additional acquisitions, et cetera, and, you know, we have always tried to be opportunistic, and we certainly will be, going forward. We're not going to be foolish as to the prices that we're willing to pay, but we're not going to sit dead in the water.

Sonny Randhawa - Bank of America Securities - Analyst

Okay. And before I turn it back, I just wanted to ask a tax question. It seems like the tax guidance seems to be moving around a lot. I believe, in the first quarter, you guys were at a run rate between 4% to 6%, and then when you guys clarified for the Rigdon close, it was 5% to 6% above what the initial run rate was.

Ed Guthrie - GulfMark Offshore - EVP and CFO

Right. Well, I think what happened is, is that, obviously, as we look at the run rate, it's impacted, certainly, by this last quarter, the actual Norwegian credit we knew nothing about. I mean, we knew it was ongoing, but it wasn't resolved until sometime during the quarter.

With respect to our future guidance, I think that is now a combined rate that I've given you, which I believe should be adequate to cover our taxes, going forward.

And, Sonny, I would mention one other thing, and that is this -- on the Rigdon call, if you look at the transcript of the call, I think -- I don't have it in front of me -- but I think we indicated what the incremental amount expected of contract EBITDA was from the Rigdon fleet for the second half of 2008 and all of 2009. It's changed a little bit, it's been positive since that point in time, but I think we relayed that in the call.

Operator

Pierre Conner, Capital One Southcoast

Pierre Conner - Capital One Southcoast, Inc. - Analyst.

Actually, I'm just following up on Sonny's question, Ed. I'm sorry, but I may have misheard -- the guidance you're giving us on a go-forward basis, just repeat that for me. For 3Q and 4Q, you would estimate that that tax rate between 6 and 8, is that correct?

Ed Guthrie - GulfMark Offshore - EVP and CFO

That's correct, because that will include, now, remember that the acquisition of Rigdon will add taxes at the standard U.S. rate. So we've got a blended rate, going forward.

Pierre Conner - Capital One Southcoast, Inc. - Analyst.

Absolutely. And then, obviously, it depends on how much Rigdon contributes in '09, directionally, as Rigdon increases, that tax rate should as well.

Ed Guthrie - GulfMark Offshore - EVP and CFO

It should go up, that's correct.

Pierre Conner - Capital One Southcoast, Inc. - Analyst.

And then for either of you all, I'm just trying to get a handle on this mix issue and trying to build our own estimates for North Sea rates for next quarter. So maybe a way to ask it would be is of the two large anchor handlers moving into West Africa, directionally, maybe they got longer term, were those -- and then I guess we have also the issue of one was converted to additional DP capability -- are those rates going to be higher or lower than the contracts they were coming off of when they get up and running?

Bruce Streeter - GulfMark Offshore - CEO and President

Well, they've both been in and out of the spot market this year. The one has done a couple of short-term contracts. Our decision in going ahead was we compared what the rate does in comparison to what those vessels earned over the last two very strong years, what the availability potential was from having the boats both on 100% utilization, and we came out with a number that gave us a lot of comfort that we would meet or exceed what they had done in the previous years. I would say it's at a strong market rate.

Pierre Conner - Capital One Southcoast, Inc. - Analyst.

Okay. Actually, that is helpful because the point is an opportunistic move. So the impact, on the average for the second quarter, was obviously the amount of time those two vessels were out. To a large degree, is that what you were talking about, Ed -- earlier we were talking about the mix issue?

Ed Guthrie - GulfMark Offshore - EVP and CFO

Say again, Pierre?

Pierre Conner - Capital One Southcoast, Inc. - Analyst.

Well, I was just trying to get an impact of those two vessels being out of the quarter on that planned mobilization and conversions. That is the big piece of the --?

Ed Guthrie - GulfMark Offshore - EVP and CFO

Yes. That was the big piece, and I think what I indicated was it was almost $5 million in reduction in the North Sea revenue was due to that utilization decrease because of the DP conversion and the positioning of the vessels.

Pierre Conner - Capital One Southcoast, Inc. - Analyst.

Okay. All right. And then -- so what is left in the spot -- or what do you -- it could change over the course of the quarter but currently what do you anticipate remaining in the spot?

Bruce Streeter - GulfMark Offshore - CEO and President

I don't have to think a lot about that question. We have one vessel that is currently in the spot market, and we have one of the managed vessels that's also in the spot market.

I mentioned, I talked a bit about the special purpose ships. They both came off of very long-term contracts at reasonably low rates. One of those is actually in the spot market right now doing reasonably well. The other one, we decided very quickly -- we had a drydock slot available. We put it in drydock. It's supposed to start a term contract that goes toward the end of the year fairly quickly. So the other one that's in the spot will probably front run while this one completes drydock, and then after the one in drydock delivers, that one has a contract -- a two-well contract that starts later in August. So our spot market availability during this next quarter is going to be very limited.

Operator

David Smith, J.P. Morgan.

David Smith - J.P. Morgan - Analyst

Very nice Southeast Asia rates. It looks like confirmation of your strategy to sell the older vessels as you take delivery of the new gen vessels. Could you provide us any color on how market rates have evolved over the past year on the older fleet versus the new fleet and how you think these rates progress, going forward?

Bruce Streeter - GulfMark Offshore - CEO and President

We established the strategy that we should sell off the older vessels. We think their market position will erode. It hasn't done that as quickly as we thought. Rates on those vessels have continued to improve right up to the point where we've sold them. That market is strong but, clearly, the focus is on -- in the development in rates -- is primarily towards the newer vessels. The -- a couple of the anchor handlers have been remarkable. As they've delivered, each one has increased in the day rate by at least $2,000 a day over the previous delivery. The market demand has been very strong. You know, we sat and looked at the strategy of what location was best for the last vessel as well as where the rate was because we could develop fairly strong demand on the rate side from a number of locations.

We don't see anything that suggested that we'll slow down in the future. Obviously, at some point, it has to, but, so far, rate development in Southeast Asia has been extremely strong, and that's what reflects in our quarter-to-quarter jump in average rate.

David Smith - J.P. Morgan - Analyst

Thank you. Also, it looks like there are a lot of purpose-built subsea support vessels under construction and just wondering if these additions could impact at the margin demand for your vessels from subsea support such as running ROVs or to the extent to which they may lay subsea hardware?

Bruce Streeter - GulfMark Offshore - CEO and President

Yes, I suppose it could potentially in the future. The majority of the vessels that we have that are providing that kind of support are on very long-term contracts. The newer vessels will have different bells and whistles and will have potential in that marketplace, but it's going to be very difficult for them to compete with us on price, and I really don't expect a change there. In fact, I wouldn't be surprised if we don't see better improvement in that marketplace. We don't know when those vessels will deliver. Many of them are going to be extremely large and extremely expensive vessels.

One of the boats going to Trinidad has an ROV spread on it right now and I don't really see any real impact from that.

Operator

Victor Marchon, RBC Capital Markets.

Victor Marchon - RBC Capital Markets - Analyst

The first question I had, Bruce, you had mentioned the tenders outstanding from Petrobras. I just wanted to see if you could give us or provide some order of magnitude on that?

Bruce Streeter - GulfMark Offshore - CEO and President

I probably can't. They all come through my computer, but when we don't have any vessels to offer, I don't really follow a whole lot. But they have identified the first -- I think it was 146-vessel newbuild program, and they had identified 24 vessels that they were going to put out to tender.

Now, I think the first boats of that group of 24 with that tender is not [how -- but is developed,] and it may, in fact, have been out, and I may have missed it.

But they're really -- right now, they're trying to find a number of large anchor handlers. They have tenders out for 18,000 horsepower type units and then some mid to large -- more on the 15,000 range -- a number of PSV contracts and then a number of what they call "OSRV" contracts.

I noted earlier this week that the results of one of the OSRV tenders, and this is kind of a multi-service or vessel -- coastal vessel, which would include oil pollution response capabilities -- I don't know anything about the particular tender, but I did note in the results opened earlier this week that there were no bidders. So either it was a very unusual requirement, or there just simply is that limited supply of vessels that could comply with the requirements.

They are, clearly, proactive. They've added a much greater number of rigs from their original five-year plan this year, and they need support vessels to cover those vessels, and that's, I think, why the range and the number of tenders ahead of the new construction tender is increasing.

Victor Marchon - RBC Capital Markets - Analyst

Do you see, as down the line, will GulfMark be participating in any of the newbuild tenders that these guys put out?

Bruce Streeter - GulfMark Offshore - CEO and President

Well, I think we would like to. The difficulty, of course, is right now it's very difficult to find a shipyard slot in Brazil. It's extremely difficult to meet the requirements as far as Brazilian content. We will participate in the tenders, but I think we'll be selective as to the type of vessel categories that we participate in. I think we'll concentrate on areas where we think that there will be less involvement by others and where our expertise and historical experience will put us well forward.

But it's going to be a long road, and it's going to be a long time before those vessels actually hit the water and become part of that market. So you're going to see a pretty significant increase in the number of international vessels in Brazil before you see the new construction ships.

Victor Marchon - RBC Capital Markets - Analyst

Thank you for that. Regarding the asset sale in the third quarter, how should we look at that from an impact standpoint on the top line? Or -- excuse me -- as it to impacting the average day rates in Southeast Asia?

Ed Guthrie - GulfMark Offshore - EVP and CFO

Actually, it probably won't affect the average day rate much at all, Victor. That contract goes primarily through the end of August at this point, so we'll continue with the day rate that was in place at the time. It shouldn't affect it too much.

Victor Marchon - RBC Capital Markets - Analyst

Okay. And the last one I just had was just on the debt levels. Is there a target that you guys have that you could provide as to where you'd like to be year-end or end of '09 from where you stand today?

Bruce Streeter - GulfMark Offshore - CEO and President

I think the combination of where our contract cover is, where we see the market, has a lot to do with how we look at how much debt we should have and how much we can afford to handle. Right now, our cash flow is very considerable, is strong, and we are looking at fairly rapid repayment of the current debt. At the same time, we look at a marketplace that provides opportunities, and I think we're very comfortable with where our debt is. Obviously, our plan is to repay that debt as quickly as possible, because as we pay down debt, we increase our ability to be opportunistic, and that's what our goal is.

So the immediate plan will be to put everything that we do develop into reducing the debt, but if something pops up on the radar screen that we can grab and fits into our market expectations, we'll do it.

Operator

Judson Bailey, Jefferies & Company.

Judson Bailey - Jefferies & Company - Analyst

Bruce, could you talk a little bit about some of the opportunities you see in Mexico now with the Rigdon vessels you just acquired?

Bruce Streeter - GulfMark Offshore - CEO and President

Yes. I think there's been a number of tenders recently, but most of them don't appear to be direct Pemex tenders. They're coming out of construction contractors or third parties that work on behalf of Pemex, and so it's a little confusing as to how quickly that they are ramping up activity.

There appears to be a shift in focus where they're going to move farther offshore and probably look at a greater amount of deep water activity, and I think that's going to shift the mix in Mexico, and I think that's where our opportunity will come from. So far, I think the rate development in Mexico has not matched the rate development in the Gulf of Mexico on the U.S. side. So there's not really a great desire to move to Mexico until the rate structure meets what we would feel is appropriate for the future.

The contract length is going to tend to be longer in Mexico than it is on the U.S. side. So I think that you will largely see us staying to the U.S. side unless something really good pops up.

Judson Bailey - Jefferies & Company - Analyst

Can you talk about the requirements? Are they looking for some of the bigger PSVs or anchor handlers or kind of a mix of both?

Bruce Streeter - GulfMark Offshore - CEO and President

I've not seen very many requirements for anchor handlers in Mexico. Very often the requirement involves a mix ability. In other words, they want a vessel that can handle some light construction equipment, they want it to be able to handle construction loads, they still want it to be able to go under the catwalks between platforms. So some of the tenders, if you will, are fairly interesting in what they would actually require as far as a vessel is concerned.

Judson Bailey - Jefferies & Company - Analyst

Okay. And then just a follow-up on your two anchor handlers that are going on term charters in mid-August. I apologize if I missed this, but did you say they were going to be in the spot market up until August or were they still in drydock?

Bruce Streeter - GulfMark Offshore - CEO and President

No, the Valour was out of service until it started the first job of the month on the 21st of July. Both of the boats have got about three days' worth of organizational time, if you will, in getting ready to go to West Africa. The first of the two boats goes on hire tomorrow, and the second one would be next week. So they --

Judson Bailey - Jefferies & Company - Analyst

I'm sorry, so their first job of the quarter will be the term charter then? That's all that they are going to get?

Bruce Streeter - GulfMark Offshore - CEO and President

No, no. The Courage was in the spot market the full month of July, and it came off, I think, on Saturday, and then it -- either Friday or Saturday -- and then it goes on charter tomorrow. And the Valour came into the spot market on the 21st, and she should go on charter sometime next week. So she'll have had very limited involvement in July but then both boats will have the full -- the rest of the quarter on the term contract, and the Courage was in the spot market during all of July.

Operator

Stewart Glickman, Standard and Poor's.

Stewart Glickman - Standard and Poor's - Analyst

Just to make sure I have this correctly -- you have another six drydocks planned for the second half of the year from your pre-Rigdon fleet and then another two from Rigdon, is that correct?

Bruce Streeter - GulfMark Offshore - CEO and President

Yes.

Stewart Glickman - Standard and Poor's - Analyst

Okay. And then initial thoughts for 2009 as far as drydock activity?

Bruce Streeter - GulfMark Offshore - CEO and President

I think that it will be fairly consistent -- well, on the previously owned vessels, if you will, it will be pretty consistent next year, and I think that you will have six of the -- five or six of the newly acquired vessels that will add into that drydock schedule. So we're looking at probably something on the order of 23 right now.

As you know, they do shift in mix. The vessel that I mentioned -- the vessel that's recently come off contract in the North Sea and is in drydock now, is actually not required to be drydocked until next year. So we're pulling that vessel ahead, and we may shift another one back to -- that's due in December, but we may actually drydock one more this year and reduce the number by one or two next year.

Stewart Glickman - Standard and Poor's - Analyst

Okay. And any mix effects for next year? Are the ones that you think are likely for drydock next year -- do they skew to a particular type of vessel that you have?

Bruce Streeter - GulfMark Offshore - CEO and President

No, I don't think so. As the fleet gets larger, the impact by type, I think, will be less. We did do a number of, if you will, the more difficult drydocks this year in that some of the older vessels that we're retaining because they're on long-term contracts, were drydocked this year. We did DP conversions on the two anchor handlers -- one of them across the end of last year until the beginning of this year, and the other one here in June, and we have one of the large anchor handlers is due drydocking at the end of this year. So it may fall either side of the end of the year.

But apart from that, I don't really see any real mix effect next year. The new vessels added, I think, on a budgetary basis, we're looking that the Rigdon 4000 and Rigdon 5000 designs are probably in the range of 350,000 drydocked. So that will add approximately 1.5 million, so I don't know exactly where we'll come out, but I would expect that if, right now, you popped in 14 million as an advance number, you're not going to be far off.

Stewart Glickman - Standard and Poor's - Analyst

Okay, thank you, that's helpful. One last one -- if you were to add a new vessel to the order book, what kind of delivery timeframe would you be looking at today?

Bruce Streeter - GulfMark Offshore - CEO and President

It depends on what you are actually looking for. But, certainly, unless you have the equipment, and we have now some equipment on order, you're really looking at two-plus years for a large anchor handler, a large highly qualified PSV. So if you want something before that, you're probably going to look at vessels that are already under construction and that become available in the marketplace.

I suspect that you can get delivery quotes that are nearer than that, but for a first-class yard, first-class equipment, and the right design boat, I think you're still two-plus years away.

Operator

David Smith, J.P. Morgan.

David Smith - J.P. Morgan - Analyst

Following the comments on the potential for building in Brazil, I'm wondering if you could discuss what you're seeing there in terms of costs relative for the same equipment in Southeast Asia maybe?

Bruce Streeter - GulfMark Offshore - CEO and President

Right now you're going to pay a significant premium for a newbuild in Brazil -- certainly, 20% or more to what you would pay for it in Southeast Asia. And I'm not talking about China. I'm talking about well-qualified Singapore-based yards.

David Smith - J.P. Morgan - Analyst

Have you seen anything in terms of deliverability issues or maybe any metrics that show how well the yards are keeping to schedule?

Bruce Streeter - GulfMark Offshore - CEO and President

In Brazil?

David Smith - J.P. Morgan - Analyst

Yes, sir.

Bruce Streeter - GulfMark Offshore - CEO and President

Yes. I think that you have a fairly significant impact in Brazil, because besides supply boat orders, you also have a support structure for the tanker side for Petrobras. You have limited capability and capacity in yard structure. A number of yards are fairly new. They're still developing, and they're finding it hard to get deliveries out. I don't think that you can say that all yards average three months' late, but I think that what you can see is that some yards are slower in delivering than others, but I think all of them are finding it hard to meet delivery schedule.

Two of the yards are owned by Brazilian supply vessel, are operators and I think on their own vessels and then one is owned by an international vessel operator, and I think on their own vessels that they are doing reasonably well as far as meeting schedules. But the other yards, I think, are struggling.

We went through a listing of available yards, what their capacity is, and what their backlog is today, and it's going to be a long time before you see a vessel that come out of Brazil if you ordered it today. It's going to be farther out than that two-year timeframe that I talked about on a worldwide basis.

Operator

There are no further questions in queue at this time.

Bruce Streeter - GulfMark Offshore - CEO and President

Okay. I apologize for the absence of our chairman, David would like to have been with us this morning, but he is --

David Butters - GulfMark Offshore - Chairman

I made it.

Bruce Streeter - GulfMark Offshore - CEO and President

Ah, okay. David has made it in, and I'll give him the opportunity to close.

David Butters - GulfMark Offshore - Chairman

Okay. Well, thank you all for joining us and really look forward to what should be a very exciting third quarter report in a few months' time. Thank you.

Bruce Streeter - GulfMark Offshore - CEO and President

Operator, I think if there's no more questions, then we've concluded. I'd like to say goodbye to everyone.

Operator

Yes, sir, and have a nice day. Ladies and gentlemen, this concludes today's conference call. You may now disconnect.